Exhibit 23.1

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-40508 on Form S-8 of our report dated January 17, 2000 on the consolidated financial statements and schedule of PMC-Sierra, Inc., included in the Annual Report (Form 10-K/A) for the year ended December 26, 1999, and of our report dated January 17, 2000 (July 11, 2000 as to Notes 2 and
4) on the consolidated financial statements of PMC-Sierra, Inc. for the years ended December 31, 1999, 1998 and 1997 included in the Amendment No.1 to Registration Statement No. 333-41878 of PMC-Sierra, Inc. on Form S-4.

/s/DELOITTE & TOUCHE LLP

Vancouver, British Columbia, Canada
August 22, 2000